Ex. (m)(3)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

April 1, 2008

The Board of Directors

Prudential Institutional Liquidity Portfolio, Inc.

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Cap on Fund Expenses
Management Fee Waiver

______________________________________________________

To the Board of Directors:

Effective April 1, 2008, Prudential Investments LLC (“PI”), as the Investment Manager to Prudential Institutional Liquidity Portfolio, Inc., has contractually agreed to reimburse expenses and/or waive fees for the Institutional Money Market Series through July 31, 2009 so that the Series’ operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, do not exceed 0.15%.

Effective April 1, 2008, PI has contractually agreed through July 31, 2009 to waive 0.05% of its contractual management fee with respect to the Institutional Money Market Series.

Prudential Investments LLC

By: /s/ Robert F. Gunia

Robert F. Gunia

Executive Vice President

L:\MFApps\CLUSTER 2\Waivers\PILP\Exp Cap & Fee Waiver to 7-31-09 .doc